Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Notes

Market Linked Notes – Upside Participation with Averaging and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Term Sheet to Preliminary Pricing Supplement No. 934 dated September 26, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 7 years
Market Measure	S&P 500® Index (the “Index”)
Pricing Date	September 29, 2017*
Issue Date	October 4, 2017*
Original Offering Price	$1,000 per note (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 2
Stated Maturity Date	October 4, 2024*
Starting Level	The closing level of the Index on the pricing date
Average Ending Level	The arithmetic average of the closing levels of the Index on the calculation days
Participation Rate	100%
Minimum Return	[10% to 14%] of the original offering price per note ($100.00 to $140.00 per note), to be determined on the pricing date
Calculation Days	Quarterly, on the 27th day of each March, June, September and December, commencing December 2017 and ending June 2024, and the final calculation day*
Final Calculation Day	September 27, 2024
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.62%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	95000E3F4

Investment description

•	Linked to the S&P 500® Index

•	Minimum return at maturity of 10% to 14% (to be determined on the pricing date) of the original offering price per note

•	A total return at maturity equal to the greater of (i) the minimum return of 10% to 14% (to be determined on the pricing date) and (ii) an amount equal to 100% of the percentage increase, if any, in the level of the Index from the starting level to the average ending level

•	Average ending level of the Index based on the average of closing levels of the Index on specified dates occurring quarterly during the term of the notes

•	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)

•	All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the notes remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the notes is approximately $947.35 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $932.00 per note. The estimated value of the notes was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical returns

Hypothetical average ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
4376.05	75.00%	$1,750.00	75.00%	8.15%
3750.90	50.00%	$1,500.00	50.00%	5.87%
3500.84	40.00%	$1,400.00	40.00%	4.86%
3250.78	30.00%	$1,300.00	30.00%	3.78%
3000.72	20.00%	$1,200.00	20.00%	2.62%
2800.67	12.00%	$1,120.00	12.00%	1.62%
2750.66	10.00%	$1,120.00	12.00%	1.62%
2625.63	5.00%	$1,120.00	12.00%	1.62%
2500.60(2)	0.00%	$1,120.00	12.00%	1.62%
2375.57	-5.00%	$1,120.00	12.00%	1.62%
2250.54	-10.00%	$1,120.00	12.00%	1.62%
2000.48	-20.00%	$1,120.00	12.00%	1.62%
1750.42	-30.00%	$1,120.00	12.00%	1.62%
1500.36	-40.00%	$1,120.00	12.00%	1.62%
1250.30	-50.00%	$1,120.00	12.00%	1.62%
625.15	-75.00%	$1,120.00	12.00%	1.62%

Assumes a hypothetical minimum return of 12% (the midpoint of the specified range of the minimum return). Each note has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, average ending level and minimum return.

How the redemption amount is calculated

The redemption amount per note payable at maturity will be determined as follows:

•	If the average ending level is greater than the starting level, the redemption amount will be equal to $1,000 plus the greater of:

(i)   the minimum return; and

(ii) $1,000 ×	average ending level – starting level	× participation rate
starting level

•	If the average ending level is less than or equal to the starting level, the redemption amount will be equal to $1,000 plus the minimum return

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2007 to September 21, 2017. The closing level on September 21, 2017 was 2500.60. The historical performance of the Index is not an indication of the future performance of the Index during the term of the notes.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Not Receive Any Return On The Notes In Excess Of The Minimum Return.
•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
•	The Potential For A Return In Excess Of The Minimum Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From Its Starting Level To Its Level At Or Near Stated Maturity.
•	The Notes Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Notes On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Notes Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Notes Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Notes To Develop.
•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:
•	Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index.
•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.
•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.
•	The estimated value of the notes was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.

•	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index.
•	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The notes described herein are not a suitable investment for all investors. In particular, no investor should purchase the notes unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the notes prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per note. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the notes from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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